EXHIBIT 4.10



                       JOHNSON WORLDWIDE ASSOCIATES, INC.
                                 222 Main Street
                             Racine, Wisconsin 53403

                                 AMENDMENT NO. 2



                                                        As of August 29, 1994



   The First National Bank of Chicago
   One First National Plaza, Suite 0324
   Chicago, Illinois 60670-0324

   Firstar Bank Milwaukee, N.A.
   777 East Wisconsin Avenue
   Milwaukee, Wisconsin 53202

   M&I Marshall & Ilsley Bank
   770 North Water Street
   Milwaukee, Wisconsin 53202

   NBD Bank, N.A.
   611 Woodward Avenue
   Detroit, Michigan 48226


   Ladies and Gentlemen:

   Johnson Worldwide Associates, Inc., a Wisconsin corporation (the "Company"), hereby agrees with you as follows:

   1. Definitions. Reference is made to the Revolving Loan Agreement dated as of April 2, 1993 (the "Credit Agreement") between the Company and each of you. Terms defined in the Credit Agreement as supplemented and amended hereby and not otherwise defined herein are used herein with the meanings so defined.

   2. Amendment of Definition of "Maturity Date". The definition of "Maturity Date" in Section 1.01 of the Credit Agreement is amended by deleting "August 29, 1994 or such date to which the Maturity Date may be extended pursuant to Section 2.13 of the Agreement" therefrom and inserting in its place the following: "August 28, 1995 or such date to which the Maturity Date may be extended pursuant to Section 2.13 of this Agreement."

   3. Fees. Section 2.12(a) is hereby amended by deleting the paragraph and substituting the following:

        "The Company agrees to pay to the Agent for distribution to the Banks a commitment fee (the "Commitment Fee") on the average daily unused portion of the Aggregate Commitment, at the rate of 3/16 of 1% from the date hereof to and including August 28, 1994 and 1/8 of 1% per annum thereafter. For purposes of this Section 2.12(a), Absolute Rate Loans shall not be deemed usage of the Commitment of each Bank. The Commitment Fee shall be computed on the basis of the actual number of days elapsed and a year of 365/366 days, shall accrue from the Effective Date and shall be payable quarterly, in arrears on each March 31, June 30, September 30, and December 31, thereafter, commencing March 31, 1993 and on the Maturity Date."

   4. Representations and Warranties. The Company hereby represents and warrants that:

   4.1. Corporate Authority. The Company has all necessary corporate power and has taken all corporate action necessary to make this Amendment the valid and enforceable obligation it purports to be.

   4.2. No Legal Obstacle to Amendment. The execution and delivery of this Amendment will not constitute or result in (i) a breach of the provisions of the charter or by-laws of the Company or any material contract to which it is a party or by which it is bound or any presently existing applicable law, judgment, decree or governmental order, rule or regulation applicable to it, or (ii) the creation under any agreement of any lien, charge or encumbrance upon any of the assets of the Company.

   4.3. No Governmental or Other Approvals. No consent, approval, authorization of, or declaration or filing with, any governmental authority on the part of the Company is required for the valid execution and delivery of this Amendment.

   5. Miscellaneous. The Credit Agreement as supplemented and amended hereby is confirmed in full force and effect. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. The headings of this Amendment are for convenience of reference only and shall not alter or otherwise affect the meaning hereof. This Amendment may be executed in any number of counterparts which together shall be governed by and construed in accordance with the laws of the State of Illinois and any applicable federal law and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

   If the foregoing corresponds with your understanding of our agreement, kindly sign this letter and the accompanying copies thereof in the appropriate space below and return the same to the Company. This Amendment No. 2 shall be effective as of the date first above written upon receipt by the Agent of executed copies of this Amendment No. 2 signed by the Company and each Bank.

                                        Very truly yours,

                                        JOHNSON WORLDWIDE ASSOCIATES,
                                        INC.

                                        By:       /s/ Carl G. Schmidt

                                        Title:   Vice President & Chief
                                                   Financial Officer


   The foregoing is hereby accepted and agreed to:

                                        THE FIRST NATIONAL BANK OF
                                        CHICAGO

                                        By:      /s/ Deborah E. Stevens
                                        Title:        Vice President


                                        FIRSTAR BANK MILWAUKEE, N.A.

                                        By:         /s/ F.R. Dengel
                                        Title:       Vice President


                                        M&I MARSHALL & ILSLEY BANK


                                        By:      /s/ Thomas P. Mahoney
                                        Title:        Vice President


                                        NBD BANK, N.A.

                                        By:       /s/ Thomas H. Gordy

                                        Title:   Second Vice President